Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Announces First Quarter 2019 Financial and Operating Results

SAN ANTONIO (May 6, 2019) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three months ended March 31, 2019.

Financial Highlights for the Three Months Ended March 31, 2019

The three months ended March 31, 2019 resulted in:

•	Production of 979 MBoe (10,874 Boepd)
•	Revenue of $34.5 million
•	Net loss of $25.5 million, or $0.15 per share
•	Adjusted net income (excluding certain non-cash items)(a) of $2.6 million, or $0.02 per share
•	EBITDA(a) of $19.7 million
•	Adjusted EBITDA per bank loan covenants(a) of $19.7 million

(a)	See reconciliation of non-GAAP financial measures below.

Operational Highlights for the Three Months Ended March 31, 2019:

Production (sales) for the quarter ended March 31, 2019 averaged 10,874 barrels of oil equivalent per day (BOEPD) up 4 percent from the average for the quarter ended December 31, 2018.  Approximately 67 percent was crude oil compared to 69 percent in the fourth quarter.  No new wells were placed on production during the first quarter.  Negatively impacting sales were weather conditions in both North Dakota and West Texas, periodic electrical outages in West Texas, and continuing issues with third party gas processing constraints which led to higher than anticipated natural gas flaring.  During the quarter, the Company flared an average of 5.5 million cubic feet per day (MMCFPD) or an equivalent 910 net BOEPD.  Third party midstream projects are under way in both basins to help alleviate this unfortunate situation by the end of 2019.

As previously disclosed, the capital budget for 2019 is balanced to both grow production and generate free cash flow, which will be used predominantly to pay down debt.  The budget is heavily front end loaded.  First quarter capex was approximately $29 million.  Abraxas expects the second quarter capex to be approximately $26 million, then tapering off to $21 million in the third quarter, and $10 million in the fourth quarter, totaling a newly revised capex amount of approximately $86 million for the year.

Williston Basin, North Dakota

In North Dakota, the four well Ravin NE Pad, which is still under production restriction due to a gas pipeline installation, has produced over 715 MBOE (73 percent oil) in its first 160 days and is currently producing approximately 900 BOEPD per well.  Abraxas is extremely pleased with the performance of the Ravin NE Pad as these are all child wells that have now produced an average of 75 percent of the cumulative production of the legacy parent wells on the same pad, which have been on production for over seven years. The Company believes this is a testimony to the advances we’ve incorporated over the years into our frac designs, where we’re now on our fifth generation.  Weather is improving and the four well Lillibridge NW pad (in which Abraxas owns an approximately 33 percent working interest) is scheduled to start frac operations this week, which should allow first production in June.  During the quarter, Abraxas was successful in recovering the coil tubing stuck in the Ravin 12H and is currently drilling out bridge plugs in advance of flowing the well.

Raven Rig #1 has commenced drilling operations on the Abraxas six-well Jore Fed Ext pad, in which Abraxas owns an approximate 75 percent working interest.  Timing of first production from this pad will depend on weather, oil prices, and gas takeaway capacity.

Delaware Basin, West Texas

Natural gas production in West Texas exceeds the area’s ability to process and transport gas out of the basin. This has caused natural gas prices at the Waha trading hub to trade into negative territory.  The average price for April was negative $.20 per mcf.  In response to this situation, Abraxas has shut in substantially all its dry gas production in West Texas.  This translates into approximately 500 net BOEPD of reduced production but has little impact on cash flow.  We plan to keep these wells shut in until prices improve.  This shut in does not impact our current Wolfcamp and Bone Spring drilling program.

Operations in the Delaware Basin of West Texas are proceeding smoothly. The two-well Creosote pad (5000-foot laterals in the Wolfcamp A-1 and A-2) has been on flowback for approximately 44 days and is currently producing approximately 1840 barrels of oil and 3.7 MMCFPD for a total of 2456 BOEPD (67 percent oil).  The gas is currently not being sold due to extended maintenance on our third-party sour gas processing plant.  Because of the “slowback” protocol, where production is constrained to conserve reservoir pressure and increase well performance, this production rate could continue to escalate over the next month or so. Abraxas owns an approximate 96 percent working interest in this two-well pad.

On the Woodberry pad, in which Abraxas owns a 100 percent working interest, two 5000-foot laterals in the Third Bone Spring and the Wolfcamp A-1 have been drilled and cased with frac operations scheduled to commence in June.  The rig is moving to a two-well Greasewood pad, in which Abraxas owns a 100 percent working interest, to drill two 5000-foot laterals.  Upon completion, the rig will be released giving the Company time to work on production optimization on the twenty plus producing wells in the area.

Divestiture Activities

Abraxas has signed a definitive agreement to sell its interest in certain non-operated properties located in the Williston Basin in North Dakota to an undisclosed buyer for $15.5 million plus the assumption of an estimated $5.4 million in outstanding AFEs, subject to closing adjustments. The estimated net proceeds from the sale are expected to reduce outstanding debt. The divestiture represents approximately 5 percent of our current Bakken daily production.  The Company is continuing discussions with parties interested in acquiring operated properties and with parties interested in acquiring a non-operated position on a portion of the Company’s leases in the Williston Basin. No assurances can be provided regarding the outcome of these discussions.

Comment

Bob Watson, CEO, commented “With respect to the marketing efforts for our North Dakota assets with Petrie Partners, we are pleased to announce the divestiture of certain non-core and non-operated properties around our operated McKenzie County position.  In addition to what we believe is a fair realization of $15.5 million for the assets, this transaction also removes the obligation to fund roughly $5.4 million in upcoming wells with a large independent operator.  This capital obligation was not accounted for in the 2019 budget, and the disposition affords us continued flexibility with our operated program.  Although we were pleased with the level of interest in our Bakken assets in the aggregate, we were surprised by the higher level of interest in the non-operated portion of the package relative to offers for the entire package.  We are still engaged in discussions with interested parties, but it’s uncertain whether we’ll arrive at a mutually agreeable transaction on any of the remaining leases.”

Conference Call

Abraxas Petroleum Corporation (NASDAQ:AXAS) will host its first quarter 2019 earnings conference call at 3 PM ET on Tuesday May 7, 2019. To participate in the conference call, please dial 844.347.1028 and enter the passcode 2458147. Additionally, a live listen only webcast of the conference call can be accessed under the investor relations section of the Abraxas website at www.abraxaspetroleum.com. A replay of the conference call will be available through June 7, 2019 by dialing 855.859.2056 and entering the passcode 2458147 or can be accessed under the investor relations section of the Abraxas website.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin, Rocky Mountain, and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steven P. Harris

Vice President - Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

FINANCIAL HIGHLIGHTS

	Three Months Ended March 31,
(In thousands except per share data)	2019	2018
Financial Results:
Revenue	$34,514	$40,630
Net (loss) income	(25,455)	10,779
Net (loss) income per share - basic	$(0.15)	$0.07
Net (loss) income per share - diluted	$(0.15)	$0.06
Capital expenditures - acquisitions	-	14,293
Capital expenditures - drilling and completion	29,975	17,062
Total capital expenditures	29,975	31,355
EBITDA(a)	19,682	27,014
Adjusted net income, excluding certain non-cash items(a)	2,647	14,873
Adjusted net income, excluding certain non-cash items, per share - basic(a)	$0.02	$0.09
Adjusted net income, excluding certain non-cash items, per share - diluted(a)	$0.02	$0.09
Liquidity(a)	39,575	76,395
Weighted average shares outstanding - basic	166,041	165,133
Weighted average shares outstanding - diluted	166,041	167,243

Production from Continuing Operations:
Crude oil per day (Bblpd)	7,252	6,715
Natural gas per day (Mcfpd)	12,790	13,180
Natural gas liquids per day (Bblpd)	1,490	1,573
Crude oil equivalent per day (Boepd)	10,874	10,485
Crude oil equivalent (Mboe)	979	944

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$47.51	$53.29
Natural gas ($ per Mcf)	1.28	2.00
Natural gas liquids ($ per Bbl)	7.87	15.70
Crude oil equivalent ($ per Boe)	34.27	39.00

Expenses:
Lease operating ($ per Boe)	$7.90	$4.84
Production taxes (% of oil and gas revenue)	9.0%	7.7%
General and administrative, excluding stock-based compensation ($ per Boe)	$2.41	$2.27
Cash interest ($ per Boe)	3.03	1.27
Depreciation, depletion and amortization ($ per Boe)	13.76	10.74

    (a)     See reconciliation of non-GAAP financial measures below.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

BALANCE SHEET DATA

(In thousands)	March 31, 2019	December 31, 2018
Cash	$1,325	$867
Working capital	(44,676)	(13,632)
Property and equipment - net	378,678	363,218
Total assets	415,197	425,890

Long-term debt - less current maturities	182,022	183,091
Stockholders' equity	141,829	166,510
Common shares outstanding	167,136	166,714

Working capital per bank loan covenants(a)	(34,283)	(22,351)

(a) Excludes current maturities of long-term debt and current derivative assets and liabilities in accordance with our bank loan covenants. This working capital calculation excludes the unused commitment amount which is included for our current ratio calculation.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(In thousands except per share data)	2019	2018
Revenues:
Oil	$31,981	$35,994
Gas	1,473	2,377
Natural gas liquids	1,056	2,223
Other	4	36
	34,514	40,630
Operating costs and expenses:
Lease operating	7,734	4,569
Production and ad valorem taxes	3,098	3,113
Rig expense	672	-
Depreciation, depletion, amortization and accretion	13,574	10,260
General and administrative (including stock-based compensation of $373, and $586 respectively)	2,728	2,728
	27,806	20,670
Operating income	6,708	19,960

Other (income) expense:
Interest expense	2,967	1,199
Amortization of deferred financing fees	121	96
Loss on derivative contracts	29,075	7,883
Loss on sale of non-oil and gas assets	-	3
	32,163	9,181
Loss (income) before income tax	(25,455)	10,779
Income tax (expense) benefit	-	-
Net (loss) income	$(25,455)	$10,779

Net (loss) income per common share - basic	$(0.15)	$0.07

Net (loss) income per common share - diluted	$(0.15)	$0.06

Weighted average shares outstanding:
Basic	166,041	165,133
Diluted	166,041	167,243

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP") in the United States of America, EBITDA is an appropriate measure of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. EBITDA is defined as net income or loss plus interest expense, deferred income taxes, depreciation, depletion and amortization expenses, impairments, unrealized gains and losses on derivative contracts, and stock-based compensation. EBITDA is a non-GAAP financial measure as defined under SEC rules. EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. EBITDA excludes some, but not all items that affect net income or loss and may vary among companies. The EBITDA presented below may not be comparable to similarly titled measures of other companies.

We have also disclosed Adjusted EBITDA per bank loan covenants. Adjusted EBITDA per bank loan covenants is a non-GAAP financial measure as defined under SEC rules. Our management believes that information regarding Adjusted EBITDA per bank loan covenants is material to an understanding of our financial condition and liquidity. Adjusted EBITDA per bank loan covenants should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA per bank loan covenants presented below may not be comparable to similarly titled measures of other companies.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA per bank loan covenants to net income or loss for the periods presented.

	Three Months Ended March 31,
(In thousands)	2019	2018
Net (loss) income	$(25,455)	$10,779
Net interest expense	2,967	1,199
Depreciation, depletion, amortization and accretion	13,574	10,260
Amortization of deferred financing fees	121	96
Stock-based compensation	373	586
Unrealized loss on derivative contracts	28,102	4,094
EBITDA	$19,682	$27,014

EBITDA	$19,682	$27,014
Expenses related to equity offering/loan amendments/permitted acquisitions	56	202
Adjusted EBITDA per bank loan covenants	$19,738	$27,216

This release also includes a discussion of “adjusted net income, excluding certain non-cash items,” which is also a non-GAAP financial measure as defined under SEC rules. Adjusted net income, excluding certain non-cash items, is defined as net income or loss plus ceiling test impairment (if any) and is adjusted for unrealized changes in derivative contracts. The following table provides a reconciliation of net income or loss to adjusted net income, excluding certain non-cash items. Management believes that net income or loss calculated in accordance with GAAP is the most directly comparable measure to adjusted net income, excluding certain non-cash items. The calculation of adjusted net income, excluding certain non-cash items presented below may not be comparable to similarly titled measures of other companies.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically from period to period. As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815: Derivatives and Hedging as amended and interpreted, which requires Abraxas to record a gain or loss based on the calculated value difference from the previous period-end valuation for open contracts. For example, NYMEX oil prices on March 31, 2018 were $64.94 per barrel compared to $60.14 on March 31, 2019; therefore, the mark-to-market valuation changed from period to period.

	Three Months Ended March 31,
(In thousands)	2019	2018
Net (loss) income	$(25,455)	$10,779
Unrealized loss on derivative contracts	28,102	4,094
Adjusted net income, excluding certain non-cash items	$2,647	$14,873
Net (loss) income per share - basic	$(0.15)	$0.07
Net (loss) income per share - diluted	$(0.15)	$0.06
Adjusted net income, excluding certain non-cash items, per share - basic	$0.02	$0.09
Adjusted net income, excluding certain non-cash items, per share - diluted	$0.02	$0.09

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company's ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company's financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

(In thousands)	March 31, 2019	March 31, 2018
Borrowing base	$217,500	$175,000
Cash and cash equivalents	1,325	5,645
Revolving credit facility- outstanding borrowings	(179,000)	(104,000)
Outstanding letters of credit	(250)	(250)
Liquidity	$39,575	$76,395